Exhibit 10.2

AMENDED & RESTATED INVESTOR RIGHTS AGREEMENT

This AMENDED & RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of February 28, 2012, is made by and among Pacific Mercantile Bancorp, a California corporation (the “Company”), and Carpenter Community Bancfund, L.P. and Carpenter Community Bancfund-A, L.P. (collectively, the “Investor”). The Company and the Investor shall sometimes be referred to herein, collectively, as the “Parties” and individually as a “Party”.

RECITALS

A. The Company is a bank holding company, registered as such under the BHCA and is the record and beneficial owner of 100 percent of the issued and outstanding capital stock of Pacific Mercantile Bank, a California banking corporation (the “Bank”).

B. On August 26, 2011, the Company and the Investor entered into that certain Series B Stock Purchase Agreement (the “Series B Purchase Agreement” or “Series B SPA”) and, pursuant thereto, consummated the sale by the Company and the purchase by Investor of a total of 37,000 shares of the Company’s Series B Preferred Stock (as defined below).

C. On August 26, 2011, the Company and the Investor also entered into that certain Additional Series B Stock Purchase Agreement (the “Additional Series B SPA”), pursuant to which the Company agreed to sell to Investor and the Investor agreed to purchase from the Company 108,000 additional shares of the Company’s Series B Preferred Stock (the “Additional Series B Shares”).

D. Also on August 26, 2011, the Company and the Investor entered into that certain Common Stock Purchase Agreement (the “Predecessor CSPA”), pursuant to which the Company had agreed to sell to the Investor and the Investor had agreed to purchase from the Company a number of shares of Common Stock having an aggregate purchase price equal to $15.5 million.

E. Concurrently herewith the parties are (i) terminating the Additional Series B SPA in its entirety, as a result of which none of the Additional Series B Shares will be sold to Investor and (ii) entering into an Amended & Restated Common Stock Purchase Agreement (the “Amended CSPA”) which supersedes, in its entirety, the Predecessor CSPA and provides for, among other things, an increase to $26.3 million in the amount of Common Shares that will be purchased by Investor from the Company.

F. On August 26, 2011, the Company and the Investor entered into that certain Investor Rights Agreement (the “Predecessor Rights Agreement”) setting forth certain rights to which the Investor became immediately entitled and other rights to which Investor was to have become entitled upon the consummation of the transactions contemplated by the Additional Series B SPA and the Predecessor CSPA.

G. As a result of and in connection with the actions described in the foregoing Recitals, and as consideration therefor, the Parties are hereby entering into this Amended & Restated Investor Rights Agreement, which supersedes in its entirety the Predecessor Rights Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the Parties hereby agree as follows:

Section 1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Series B Purchase Agreement. The following terms used herein will have the meanings set forth below or in the section hereof cross-referenced below, as applicable:

“Acceptance Notice” has the meaning set forth in Section 3(b) hereof.

“Acceptance Period” has the meaning set forth in Section 3(b) hereof.

“Additional Bank Entity First Offer Shares” has the meaning set forth in Section 4(c) hereof.

“Additional Bank Entity First Offer Share Notice” has the meaning set forth in Section 4(c) hereof.

“Additional First Offer Shares” has the meaning set forth in Section 3(c) hereof.

“Additional First Offer Share Notice” has the meaning set forth in Section 3(c) hereof.

“Additional Series B SPA” has the meaning set forth in Recital C to this Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agreement” means this Agreement, as the same may be amended, modified, supplemented or restated hereafter.

“Amended CSPA” shall have the meaning set forth in Recital E above.

“Bank” has the meaning set forth in the Recitals to this Agreement.

“Bank Entity” means the Bank and any direct or indirect significant subsidiary (as such term is defined in Regulation S-X promulgated under the Securities Act) of the Bank and any of their respective successors and assignees.

“Bank Entity Acceptance Notice” has the meaning set forth in Section 4(b) hereof.

“Bank Entity Acceptance Period” has the meaning set forth in Section 4(b) hereof.

“Bank Entity Common Stock Equivalents” means options, warrants, or other rights or securities which, in accordance with their terms, are exercisable or convertible into or exchangeable for shares of Bank Entity common stock, provided, however, that if any of the foregoing options, warrants or other rights to purchase or subscribe for such Bank Entity common stock are subject to vesting, such options, warrants or other rights subject to vesting shall be included in the definition of “Bank Entity Common Stock Equivalents” only upon and to the extent that such options, warrants or other rights have vested and are not subject to forfeiture under any other agreement with such Bank Entity.

“Bank Entity Equity Security” means the common stock of and any equity security of any Bank Entity that is convertible into or exchangeable for common stock of that Bank Entity, including any Bank Entity Common Stock Equivalents which, in accordance with their terms, but subject to the proviso regarding vesting set forth in the definition of “Bank Entity Common Stock Equivalents” above, are exercisable or exchangeable for shares of common stock of that Bank Entity.

“Bank Entity Equity Security Transaction” “means a sale by the Company or by a Bank Entity of a Bank Entity Equity Security which (i) is consummated prior to the Rights Termination Date and (ii) is not a Bank Entity Exempt Share Transaction.

“Bank Entity Exempt Share Transaction” has the meaning set forth in Section 4(e) hereof.

“Bank Entity First Offer Shares” has the meaning set forth in Section 4(a) hereof.

“Bank Entity Issuance Notice” has the meaning set forth in Section 4(b) hereof.

“Bank Entity Issuance Notice Date” has the meaning set forth in Section 4(b) hereof.

“Beneficial Ownership” and “Beneficially Owned” (when used with reference to shares of Company Equity Security) shall be determined in accordance with Rule 13d-3 under the Exchange Act, provided that an Investor that Beneficially Owns any Common Stock Equivalents shall be deemed, for purposes of this Agreement, to Beneficially Own the underlying shares of Common Stock for which any such Common Stock Equivalents are exercisable or exchangeable within sixty (60) of the date on which the determination of Beneficial Ownership is being made. Notwithstanding anything to the contrary that may be contained herein or in Rule 13d-3 under the Exchange Act, however, if two or more persons would be deemed, under Rule 13d-3, to share Beneficial Ownership of any shares of Company Equity Security, the number of such Company Equity Securities shall be computed without duplication.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Board of Directors” means the Board of Directors of the Company or any Bank Entity, as applicable.

“Carpenter Common Shares” means the shares of the Company’s Common Stock which the Investor has agreed to purchase and does purchase pursuant to the Amended CSPA.

“Carpenter Funds” Carpenter Community Bancfund, L.P. and Carpenter Community Bancfund-A, L.P.; of which the general partner is Carpenter Fund Manager GP, LLC.

“Carpenter Nominee” means an individual, designated in writing by Investor pursuant to Section 5 hereof, to serve as a director of the Company and the Bank and who satisfies the following qualifications: (i) is reasonably acceptable to the Company, and (ii) satisfies all regulatory requirements and receives all regulatory approvals required to serve as a director of the Company and the Bank.

“Carpenter Independent Director Nominee” means an individual designated in writing by Investor, pursuant to Section 5 hereof, to serve as a director of the Company and Bank who satisfies the qualifications of a Carpenter Nominee and will qualify, on his or her appointment or election, as an Independent Director (as defined below) of the Company and the Bank, to the extent necessary to enable the Company or the Bank to meet applicable NASDAQ rules, or any other applicable stock exchange or SEC rules, requiring Boards of Directors to be comprised of a majority of independent directors.

“Common Share Closing” means the consummation of the purchase by the Investor of the Carpenter Common Shares pursuant to the Amended CSPA.

“Common Share Closing Date” means the date on which the Common Share Closing takes place.

“Common Stock” means the common stock, no par value, of the Company.

“Common Stock Equivalents” means options, warrants, or other rights or securities which, in accordance with their terms, are exercisable or convertible into or exchangeable for shares of Common Stock, provided, however, that, if any of the foregoing options, warrants or other rights to purchase or subscribe for such Common Stock are subject to vesting, such options, warrants or other rights subject to vesting shall be included in the definition of “Common Stock Equivalents” only upon and to the extent that such options, warrants or other rights have vested and are not subject to forfeiture under any other agreement with the Company.

“Company” means Pacific Mercantile Bancorp, a California corporation, and any successor thereto by merger or operation of law.

“Company Equity Security” means Common Stock and any equity security of the Company that is convertible into or exchangeable for Common Stock, including any securities or Common Stock Equivalents which, in accordance with their terms, but subject to the proviso regarding vesting set forth in the definition of “Common Stock Equivalents” above, are exercisable or convertible into or exchangeable for shares of Common Stock.

“Company Equity Security Transaction” means a sale or issuance by the Company of a Company Equity Security which (i) is consummated prior to the Rights Termination Date and (ii) is not an Exempt Share Transaction.

“DFI” means the Commissioner of the Department of Financial Institutions of the State of California.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Exempt Share Transaction” has the meaning set forth in Section 3(e) hereof.

“Fairness Opinion” means a written opinion from a nationally-recognized investment bank reasonably acceptable to the Investor opining that the Related Party Transaction is fair from a financial point of view to the Company or the Bank Entity, as applicable.

“Federal Reserve Board” and “FRB” both mean the Board of Governors of the Federal Reserve System or the applicable Federal Reserve Bank acting under delegated authority.

“First Offer Shares” has the meaning set forth in Section 3(a) hereof.

“Governmental Entity” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi governmental authority, court, government or self regulatory organization, government commission or tribunal, or any regulatory or administrative agency, or any political or other subdivision, department or branch of any of the foregoing.

“Independent Director” means a person who meets the then applicable definition of “independent director” as set forth in NASDAQ Marketplace Rule 5605(a)(2), or any similar requirements that may become applicable hereafter to the Company or the Bank.

“Investor” has the meaning set forth in the Preamble to this Agreement.

“Issuance Notice” has the meaning set forth in Section 3(b) hereof.

“Ownership Percentage” means the percentage that results from dividing: (i) the number of shares of Common Stock held by Investor (assuming that its Series B Shares have been converted into shares of Common Stock), plus the number of Common Shares purchased by Investor pursuant to the Amended CSPA, by (ii) the sum of the total number of shares of Common Stock outstanding on the date of the determination of such percentage (assuming all outstanding Series B Shares and any shares of Common Stock issuable upon conversion of any securities that are then convertible into Common Stock or other Voting Securities of the Company at the option of the holder thereof had been converted into shares of Common Stock). The Ownership Percentage will not give effect to any shares of Common Stock that are issuable upon the future exercise, whether by the Investor or by other Persons, of options, warrants or other rights to purchase or subscribe for Common Stock which (unlike convertible securities) require the holders thereof to pay consideration for the shares of Common Stock underlying such options, warrants or purchase or subscription rights.

“Person” or “person” means and includes any natural person, corporation, limited liability company, limited partnership, general partnership or joint venture, trust, estate or any unincorporated association.

“Purchased Shares” means the Series B Shares purchased by Investor pursuant to the Series B Purchase Agreement and the Carpenter Common Shares purchased pursuant to the Amended CSPA.

“Registration Rights Agreement” means that certain Registration Rights Agreement in the form attached as Exhibit C to the Amended CSPA.

“Rights Termination Date” means the earliest to occur of the following: (i) a transfer by Investor of Series C Preferred Stock (a) pursuant to any public offering of securities of the Company (including, without limitation, a public offering registered under the Securities Act), (b) a public sale pursuant to Rule 144 under the Securities Act or any similar rule then in force, or (c) pursuant to a merger, consolidation or similar transaction involving the Company if, after any transaction specified in any of the foregoing clauses (a), (b) or (c) is consummated, a Person or group of Persons (within the meaning of the Exchange Act, other than the Carpenter Funds and/or its Affiliates) would own beneficially or control, in the aggregate, more than 50% of the outstanding Voting Securities of the Company, the surviving corporation in such transaction or the parent thereof, as the case may be (provided that in the case of a transaction described in clause (a) or clause (c) above, the transaction has been approved by the Company’s Board of Directors or a committee thereof); (ii) the fourth (4th) anniversary of the date of this Amended Rights Agreement; (iii) (x) for Sections 2, 3, 4 and 9 of this Agreement, the Rights Termination Date will be the date on which the Investor no longer Beneficially Owns fifty percent (50%) of the Purchased Shares actually purchased by Investor, measured assuming that the Investors Series B Shares have been converted into shares of Company Common Stock, and (y) for Section 5 of this Agreement, the date on which the Investor no longer Beneficially Owns twenty-five percent (25%) of the Purchased Shares, measured assuming that the Investors Series B Shares have been converted into shares of Company Common Stock; provided, that Sections 6, 7, 8, 10, 11, 12, 13, 14, and 15 of this Agreement shall survive any termination of this Agreement.

“SBAV” means SBAV LP, a Delaware limited partnership that is an affiliate of the SBAV Group, Inc., and Affiliates thereof.

“SBAV Investor Rights Agreement” has the meaning set forth in Section 14(a) hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Series B Certificate of Determination” means the Certificate of Determination of the Rights, Preferences, Privileges and Restrictions of the Series B-1 Shares and Series B-2 Shares in the form such Certificate was filed with the California Secretary of State on August 16, 2011 and as the same may be amended hereafter.

“Series B Preferred Stock” and “Series B Shares” means the Company’s Series B-1 and Series B-2 Convertible 8.4% Noncumulative Preferred Stock.

“Series B Purchase Agreement” and “Series B SPA” have the same meaning, which is set forth in Recital B to this Agreement.

“Series C Preferred Stock” and “Series C Shares” means the Company’s Series C 8.4% Noncumulative Preferred Stock issuable as and to the extent provided in the Series B Certificate of Determination.

“Voting Securities” means shares of any class or series of capital stock of the Company that are then entitled to be voted by the holders thereof (either as a separate class or series, or together with any other class or series of the Company’s capital stock) generally in the election of directors of the Company.

Section 2. Reservation for Issuance. The Company (i) will at all times reserve and keep available, out of its authorized but unissued Common Stock, a number of shares of Common Stock sufficient for the full conversion of the Series B Shares, and (ii) if any shares of Series C Preferred Stock are issued to Investor, and there are insufficient authorized and unreserved shares of Common Stock available for the full conversion of such Series C Shares, then, as soon as practicable following the issuance of the Series C Shares, the Company will take all action reasonably necessary to seek the approval of its shareholders of an amendment to the Company’s Articles of Incorporation increasing the Company’s authorized shares of Common Stock and, if such approval is obtained, to file that amendment with the California Secretary of State in accordance with the provisions of Section 13.2 of the Series C Certificate of Determination.

Section 3. Right to Purchase Additional Company Equity Securities. From and after the date of this Amended Agreement and continuing until the Rights Termination Date, the Investor shall have the rights set forth hereinafter in this Section 3 (the “First Offer Rights”).

(a) Right of First Offer. In order to preserve, but not increase, the Investor’s Ownership Percentage, if the Company proposes to consummate a Company Equity Security Transaction, then, on the terms and conditions set forth hereinafter in this Section 3, and subject to the exceptions for Exempt Share Transactions that are set forth in Section 3(e) below, the Company will offer to sell to the Investor, for the same purchase price that is paid for the shares of Company Equity Security being sold in such Company Equity Security Transaction (with non-cash consideration valued at its fair market value), a number of shares of such Company Equity Security (the “First Offer Shares”) that are sufficient to enable the Investor to maintain, immediately after giving effect to the sale of the actual number of shares of the Company Equity Security that are sold in the Company Equity Security Transaction, Investor’s Ownership Percentage determined as of the date of the Investor’s Acceptance Notice (as defined in Section 3(b) below), taking into account for this purpose the number of shares of such Company Equity Security that are purchased by or for the account of Investor in such Company Equity Security Transaction pursuant to this Section 3(a) and Section 3(b) below.

(b) Exercise of Right of First Offer. The Company shall give written notice (an “Issuance Notice”) of any proposed Company Equity Security Transaction (as described in Section 3(a) above) to the Investor not less than twenty (20) calendar days prior to the expected consummation date of such Company Equity Security Transaction; provided that no Issuance Notice need be given in respect of any Exempt Share Transaction (as hereinafter defined). Such Issuance Notice shall set forth (i) the number of, and the price at which and the other material terms and conditions on which, such shares of Company Equity Security are proposed to be sold in such Company Equity Security Transaction, and (ii) the number of First Offer Shares that the Investor will be entitled to purchase (determined as provided in Section 3(a) above), assuming the actual sale of all of the Company Equity Securities proposed to be sold in such Company Equity Security Transaction. At any time during the 20 calendar day period following the receipt of such an Issuance Notice (the “Acceptance Period”), the Investor shall have the right to elect to purchase all or a portion of such

First Offer Shares at the price and on the terms and conditions specified in the Issuance Notice, by delivering to the Company, prior to the end of such 20 calendar day Acceptance Period, a written notice specifying the number of First Offer Shares which the Investor is electing to purchase (an “Acceptance Notice”). Subject to the proviso set forth hereinafter in this Section 3(b) and the provisions of Section 3(c) below, any purchase of First Offer Shares by the Investor pursuant to this Section 3 shall be consummated concurrently with the consummation of the sale of shares in the Company Equity Security Transaction described in the Issuance Notice, at which time the Investor shall be obligated to pay to the Company the purchase price, as set forth in such Issuance Notice, of the First Offer Shares which the Investor has elected to purchase; provided, however, that, if governmental or regulatory approvals are required to be obtained by the Investor to permit it to purchase any of such First Offer Shares, the Company shall not be obligated to sell those First Offer Shares to Investor unless such approvals are obtained by Investor within sixty (60) days after the date of the Investor’s Acceptance Notice, in which case a second closing shall be held on the fifth (5th) business day following the receipt of such approvals at which closing the remaining First Offer Shares will be purchased and paid for by the Investor.

(c) Change in Number of Shares Sold in a Company Equity Security Transaction. Notwithstanding anything to the contrary that may be contained elsewhere in this Section 3, in the event that the total number of shares of Company Equity Security that are actually sold in any Company Equity Security Transaction with respect to which the Investor has exercised its Right of First Offer pursuant to Sections 3(a) and 3(b) above, is less than the number of shares of Company Equity Security set forth in the Issuance Notice for such Transaction, then, the number of First Offer Shares which the Investor may purchase pursuant to this Section 3 by reason of such Company Equity Security Transaction shall be proportionately reduced, as it is the purpose of this Section 3 to enable the Investor to preserve, but not increase, its Ownership Percentage (as provided in Section 3(a) above). On the other hand, if the total number of shares of Company Equity Security that are actually sold in any Company Equity Security Transaction with respect to which the Investor has exercised its Right of First Offer, in full, pursuant to Sections 3(a) and 3(b) above, exceeds the number of shares of Company Equity Security that were proposed to be sold in a Company Equity Security Transaction as set forth in the Issuance Notice with respect thereto, then, the number of First Offer Shares that the Investor shall be entitled to purchase shall be proportionately increased for the increase in the number of shares of Company Equity Security that are sold in such Company Equity Security Transaction (such increase in the number of First Offer Shares, the “Additional First Offer Shares”). In the event of any such increase, the Company shall provide a written notice (an “Additional First Offer Share Notice”) of the increase to the Investor if the Investor had purchased all of the First Offer Shares set forth in the Issuance Notice and, subject to the proviso in the last sentence of Section 3(b) above, the Investor shall have (i) ten (10) days thereafter to elect, by written notice to the Company, to purchase some or all of such Additional First Offer Shares and (ii) five business days thereafter to consummate the purchase of the Additional First Offer Shares it has elected to purchase.

(d) Right of Company to Sell First Offer Shares to Third Parties. If the Investor fails (i) to exercise its right to purchase or to consummate its purchase of any First Offer Shares in full pursuant to Section 3(a) above within the 20-day Acceptance Period or (ii) to exercise its right to purchase or fails to consummate its purchase of any of the Additional First Offer Shares in full within the 10-day period set forth in Section 3(c) above, the Company shall be free, for a period that will end on the later of (x) one hundred eighty (180) calendar days thereafter, or (y) the offering termination date (if any), as such termination date may be extended, as specified in any offering materials prepared by the Company in connection with such Company Equity Security Transaction, to offer and sell to any other person or persons those of the First Offer Shares and Additional First Offer Shares (if any) which the Investor failed to purchase hereunder, on terms that are not materially less favorable to the Company than those set forth in the Issuance Notice, except that the number of shares of the Company Equity Security to be sold by the Company in such Transaction may be increased by the number of First Offer Shares and the number of Additional First Offer Shares that the Investor failed to purchase.

(e) Exempt Share Transactions. The foregoing notwithstanding, the Investor’s rights under Section 3(a) shall not apply to any sales of Company Equity Securities in any of the following transactions or offerings (each, an “Exempt Share Transaction” and, collectively, “Exempt Share Transactions”):

(i) shares of Common Stock or other Company Equity Securities issued on conversion of the Series B Preferred Stock or the Series C Preferred Stock, in accordance with the respective terms thereof;

(ii) shares of Common Stock or other Company Equity Securities issued as a dividend or distribution on the Series B Preferred Stock or Series C Preferred Stock, in accordance with the respective terms thereof;

(iii) shares of Common Stock or other Company Equity Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock which does not result in a change in the Investor’s Ownership Percentage;

(iv) shares of Common Stock or other Company Equity Securities issued or issuable pursuant to the exercise or exchange of any Common Stock Equivalents, provided that the exercise prices of such Common Stock Equivalents are not decreased and the number of Company Equity Securities issuable upon exercise of such Common Stock Equivalents are not increased other than in accordance with the terms of such Common Stock Equivalents; provided further, that in the case of compensatory Common Stock Equivalents granted or issued, in the form of stock options, stock purchase warrants or other similar rights to purchase Common Stock, to directors, officers, employees or consultants to the Company, the exercise price of such Common Stock Equivalents was equal to or greater than the closing price of the Common Stock on the date of grant or issuance of such Common Stock Equivalents;

(v) shares of Company Equity Securities sold and issued by the Company in a rights offering to the holders of the Company’s outstanding Common Stock in which the Investor is entitled to participate (either directly or as a holder of Series B Shares), and the rights to purchase such shares of Common Stock to be distributed to the Company shareholders in such rights offering;

(vi) the adoption of or the grant or exercise of rights under a Shareholder Rights Plan (commonly known as a “poison pill”) and the issuance of any shares of Common Stock or other securities thereunder at an exercise price for the rights equal to or above the fair market value of the Common Stock at the time of such issuance;

(vii) shares of Common Stock or any other Company Equity Securities issued or that may become issuable pursuant to (A) the acquisition of another Person by the Company, or any subsidiary thereof, whether by merger or other statutory reorganization, or (B) a purchase by the Company or any of its subsidiaries of all or substantially all of the assets of another Person, (C) the acquisition of shares or other voting securities of another Person by the Company or any of its subsidiaries, and (D) a joint venture or partnership agreement (each of such transactions, an “Acquisition Transaction”), provided that in each case the issuance of Common Stock or other Company Equity Securities, as the case may be, has been or is approved by the Company’s Board of Directors and provided further that any Company Equity Securities issued or issuable in connection with any Acquisition Transaction the primary purpose of which is to raise capital for the Company or its subsidiaries (other than nominal amounts of capital), issued in one or more related transactions that result in similar economic consequences, shall not be deemed to be an Exempt Share Transaction;

(viii) the sale and issuance of Carpenter Common Shares pursuant to the Amended CSPA;

(ix) the issuance of the Stock Purchase Warrants pursuant to the Amended CSPA or to SBAV and the shares issuable on exercise thereof (the “Warrant Shares”);

(x) any other public offering by the Company of shares of any Company Equity Securities (including Common Stock or Common Stock Equivalents) registered under the Securities Act.

(f) Termination of First Offer Rights. Notwithstanding anything to the contrary that may be contained in this Section 3 or elsewhere in this Agreement, if the Investor has become entitled to the First Offer Rights under this Section 3 as a result of its consummation of the purchase of the Carpenter Common Shares under the Amended CSPA, then such First Offer Rights shall continue in effect thereafter until the Rights Termination Date, whereupon such First Offer Rights shall terminate.

Section 4. Right to Purchase Securities of the Bank or any Bank Entity. From and after the date of this Amended Agreement and continuing until the Rights Termination Date, the Investor shall have the rights set forth hereinafter in this Section 4 (“Bank Entity Securities First Offer Rights”).

(a) Right of First Offer. If the Company or any Bank Entity proposes to consummate a sale or issuance of any Bank Equity Securities (a “Bank Entity Equity Security Transaction”), then, on the terms and conditions set forth hereinafter in this Section 4, and subject to the exceptions for Bank Entity Exempt Share Transactions that are set forth in Section 4(e) below, the Bank Entity will offer to sell to the Investor, for the same purchase price that is paid for the shares of the Bank Entity Equity Security being sold in such Bank Entity Equity Security Transaction (with non-cash consideration valued at its fair market value), a number of shares of Bank Entity Equity Security (the “Bank

Entity First Offer Shares”) as follows: the percentage of the shares of Bank Entity Equity Security offered to the Investor in the Bank Entity Equity Security Transaction shall equal to the Ownership Percentage of the Investor as of the date of the Bank Entity First Offer Acceptance Notice (as defined in Section 4(b) below) received from Investor, taking into account for this purpose the number of shares of such Bank Entity Equity Security that are purchased by or for the account of the Investor in such Bank Entity Equity Security Transaction pursuant to this Sections 4(a) and Section 4(b) below; provided, however, that, if governmental or regulatory approvals are required to be obtained by the Investor to permit it to purchase any of such Bank Entity First Offer Shares, the Company shall not be obligated to sell those Bank Entity First Offer Shares to Investor unless such approvals are obtained by Investor within sixty (60) days after the date of the Investor’s Acceptance Notice, in which case a second closing shall be held on the fifth (5th) business day following the receipt of such approvals at which closing the remaining Bank Entity First Offer Shares will be purchased and paid for by the Investor.

(b) Exercise of Right of First Offer. The Bank Entity shall give written notice (a “Bank Entity Issuance Notice”) of any proposed Bank Entity Equity Security Transaction (as described in Section 4(a) above) to the Investor not less than twenty (20) calendar days prior to the expected consummation date of such Bank Entity Equity Security Transaction; provided that no Bank Entity Issuance Notice need be given in respect of any Bank Entity Exempt Share Transaction (as hereinafter defined). Such Bank Entity Issuance Notice shall set forth (i) the number of shares of Bank Entity Equity Securities that, and the price at which and the other material terms and conditions on which such shares of Bank Entity Equity Securities, are proposed to be sold in such Bank Entity Equity Security Transaction, and (ii) the number of Bank Entity First Offer Shares that the Investor will be entitled to purchase pursuant to Section 4(a), assuming that all of the shares of the Bank Entity Equity Security proposed to be sold in such Bank Entity Equity Security Transaction are actually sold. At any time during the 20 calendar day period following the receipt of such a Bank Entity Issuance Notice (the “Bank Entity Acceptance Period”), the Investor shall have the right to elect to purchase all or a portion of the number of Bank Entity First Offer Shares which the Investor is entitled to purchase by reason of such Bank Entity Equity Security Transaction, at the price specified in the Bank Entity Issuance Notice, by delivering to the Bank, prior to the end of such 20 calendar day Acceptance Period, a written notice specifying the number of Bank Entity First Offer Shares which the Investor is electing to purchase (a “Bank Entity Acceptance Notice”). Subject to the proviso set forth hereinafter in this Section 4(b) and the provisions of Section 4(c) below, any purchase of Bank Entity First Offer Shares by the Investor pursuant to this Section 4 shall be consummated concurrently with the consummation of the sale of shares in the Bank Entity Equity Security Transaction described in the Bank Entity Issuance Notice, at which time the Investor shall be obligated to pay the purchase price, as set forth in the Bank Entity Issuance Notice, of the Bank Entity First Offer Shares which the Investor has elected to purchase; provided, however, that, if any governmental or regulatory approvals are required to be obtained by the Investor to permit it to purchase any of such Bank Entity First Offer Shares, the Bank Entity shall not be obligated to sell those Bank Entity First Offer Shares to Investor unless such approvals are obtained by Investor within sixty (60) days after the date of the Investor’s Bank Entity Acceptance Notice, in which case a second closing shall be held on the fifth (5th) business day following the receipt of such approvals at which closing the remaining Bank Entity First Offer Shares will be purchased and paid for by the Investor.

(c) Change in Number of Shares Sold in a Bank Entity Equity Security Transaction. Notwithstanding anything to the contrary that may be contained elsewhere in this Section 4, in the event that the total number of shares of Bank Entity Equity Security that are actually sold in any Bank Entity Equity Security Transaction with respect to which the Investor has exercised its Bank Entity Right of First Offer pursuant to Sections 4(a) and 4(b) above, is less than the number of Bank Entity Equity Securities set forth in the Bank Entity Issuance Notice, then, the number of Bank Entity First Offer Shares which the Investor may purchase pursuant to this Section 4 by reason of such Bank Entity Equity Security Transaction shall be proportionately reduced, so that the percentage of Bank Entity Equity Securities purchased by the Investor in the Bank Entity Equity Security Transaction shall equal the Investor’s Ownership Percentage on the date of the Bank Entity Acceptance Notice received from the Investor. On the other hand, if the total number of shares of such Bank Entity Equity Security that are actually sold in such Transaction with respect to which the Investor has exercised its Bank Entity Right of First Offer, in full, pursuant to Sections 4(a) and 4(b) above, exceeds the number of Bank Entity Equity Securities that were proposed to be sold as set forth in the Bank Entity Issuance Notice for such Bank Entity Equity Security Transaction, then, the number of Bank Entity First Offer Shares that the Investor shall be entitled to purchase shall be proportionately increased for the increase in the number of shares of Bank Entity Equity Security that were sold in such Bank Entity Equity Security Transaction (such increased number of Bank Entity First Offer Shares, the “Additional Bank Entity First Offer Shares”). In the event of any such increase, the Bank Entity shall provide written notice (an “Additional Bank Entity First Offer Share Notice”) of the increase to the Investor if the Investor had purchased all of the Bank Entity First Offer Shares set forth in the Bank Entity Issuance Notice and, subject to the proviso in the last sentence of Section 4(b) above, the Investor shall have (i) ten (10) days thereafter to elect, by written notice to the Bank, to purchase some or all of such additional Bank Entity First Offer Shares and (ii) five business days thereafter to consummate the purchase of the Additional Bank Entity First Offer Shares it has elected to purchase.

(d) Right of Bank Entity to Sell Bank Entity First Offer Shares to Third Parties. If the Investor fails (i) to exercise its right to purchase or to consummate its purchase of the Bank Entity First Offer Shares in full pursuant to Section 4(a) above within the 20-day Acceptance Period, or (ii) to exercise its right to purchase or to consummate its purchase of, the Additional Bank Entity First Offer in full pursuant to Section 4(c), as the case may be, then the Bank Entity shall be free, for a period that will end on the later of (x) one hundred eighty (180) calendar days thereafter, or (y) the offering termination date (if any), as the same may be extended by the Bank Entity, as specified in any offering materials prepared by the Bank Entity in connection with such Bank Entity Equity Security Transaction, to offer and sell those of the Bank Entity First Offer Shares or any of the Additional Bank Entity First Offer Shares (as the case may be) which the Investor failed to purchase hereunder to any other Person on terms that are not materially less favorable to the Bank Entity than those set forth in the Bank Entity Issuance Notice (except that the number of Bank Entity Equity Securities to be sold by the Bank Entity in such Bank Entity Equity Security Transaction may be increased by the number of Bank Entity First Offer Shares or Additional Bank Entity First Offer Shares (as the case may be) that the Investor failed to purchase).

(e) Exempt Share Transactions. The foregoing notwithstanding, the Investor’s rights under Section 4(a) and Section 4(b) shall not apply to any sales of Bank Entity Equity Securities in any of the following transactions or offerings (each, a “Bank Entity Exempt Share Transaction” and, collectively, the “Bank Entity Exempt Share Transactions”):

(i) shares of Bank Entity common stock or other Bank Entity Equity Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Bank Entity common stock which does not result in a change in the ownership percentage of the underlying security holders;

(ii) shares of Bank Entity common stock or other Bank Entity securities issued or issuable pursuant to the exercise or exchange of any Bank Entity Common Stock Equivalents, provided that the exercise prices of such Bank Entity Common Stock Equivalents are not decreased and the number of Bank Entity Equity Securities issuable upon exercise or as a result of the exchange of such Bank Entity Common Stock Equivalents are not increased other than in accordance with the terms of such Bank Entity Common Stock Equivalents; provided further, that in the case of compensatory Bank Entity Common Stock Equivalents granted or issued in the form of stock options, stock purchase warrants or similar stock purchase rights, to directors, officers or employees of or consultants to the Bank Entity, the exercise price was equal to or greater than the closing price of the shares of Bank Entity common stock, or if there is no market for such common stock, then, the fair market value of such shares of Bank Entity common stock (as determined in good faith by its Board of Directors) on the date of grant or issuance of such Bank Entity Common Stock Equivalents;

(iii) shares of Bank Entity common stock or other Bank Entity Equity Securities issued or that may become issuable pursuant to (A) the acquisition of another Person by the Bank Entity, or any subsidiary thereof, whether by merger or other statutory reorganization, or (B) a purchase by the Bank Entity of all or substantially all of the assets of another Person, (C) the acquisition by the Bank Entity of more than 50% of the voting securities of another Person, and (D) a joint venture or partnership agreement (each of such transactions, a “Bank Entity Acquisition Transaction”), provided that in each case the issuance of Bank Entity common stock has been or is approved by the Bank Entity’s Board of Directors, and provided further that any Bank Entity Equity Securities issued or issuable in connection with any such Bank Entity Acquisition Transaction the primary purpose of which is to raise capital for the Bank Entity or its subsidiaries (other than nominal amounts of capital), in one or more related transactions shall not be deemed to be a Bank Entity Exempt Share Transaction.

(iv) shares of Bank Entity common stock issued on conversion of any convertible preferred stock or as a dividend or distribution on any preferred stock which a Bank Entity may issue prior to the Rights Termination Date, provided that the Bank Entity offered to sell to the Investor shares of such convertible preferred stock pursuant to and in accordance with Sections 4(a) and 4(b) above;

(v) any public offering of shares of any Bank Entity Equity Securities (including shares of Bank Entity common stock or Common Stock Equivalents) pursuant to either an exemption from the registration requirements of or a registration statement filed under the Securities Act.

(f) Termination of Bank Entity First Offer Rights. Notwithstanding anything to the contrary that may be contained in this Section 4 or elsewhere in this Agreement, if the Investor has become entitled to the Bank Entity First Offer Rights under this Section 4 as a result of its consummation of the purchase of the Carpenter Common Shares pursuant to the Amended CSPA, then such Bank Entity First Offer Rights shall continue in effect thereafter until the Rights Termination Date, whereupon such First Offer Rights shall terminate.

Section 5. Board Representation.

(a) Appointment to Company Board of Directors and Committees. Provided that Investor has consummated the purchase of the Carpenter Common Shares under the Amended CSPA, then, the Company will appoint, on the terms and conditions set forth hereinafter in this Section 5, three (3) individuals, designated in writing by the Carpenter Funds, each of whom must meet the qualifications to be a Carpenter Nominee and one whom must meet the qualifications to be a Carpenter Independent Director Nominee (collectively, the “Investor Board Nominees”) to the Company’s Board of Directors effective as soon as practicable after the later of (i) the date on which the Required Regulatory Approvals for their appointments to the Board of Directors have been received, or (ii) the date on which the Company’s shareholders approve the Bylaw Amendment, as defined below (the “Director Appointment Date”); provided, however, that notwithstanding the foregoing, if 100% of the Purchased Shares are not Beneficially Owned by the Investor at the closing of its purchase of the Carpenter Common Shares pursuant to the Amended CSPA, then the number of individuals the Carpenter Funds shall be entitled to nominate to the respective Boards of Directors of the Company shall be determined pursuant to subparagraphs (i), (ii), (iii) and (iv) of Section 5(c) below. Effective upon his or her appointment to the Company’s Board of Directors, each Investor Board Nominee will be eligible (but not required) to serve as a member of the committees of the Board of Directors of the Company as determined by the Company’s Board of Directors, provided that, such Investor Board Nominee satisfies the requirements under applicable laws, rules and regulations, including NASDAQ rules, with regard to the appointment of members and their service on such committees. Following his or her appointment to the Company Board of Directors, the Carpenter Independent Director Nominee, if he or she meets the requirements of Rule 10A-3 under the Exchange Act, will be eligible to serve as a member of the Audit Committee of the Board of Directors of the Company as determined by the Board of Directors of the Company.

(b) Appointment to Boards of Directors and Committees of Bank Entities. The Investor Board Nominees who have been approved by the Company’s Board of Directors pursuant to Section 5(a) above will be appointed to serve as members of the Boards of Directors of the Bank Entities as promptly as practicable following the later of: (i) the date on which Investor consummated the purchase of the Carpenter Common Shares pursuant to the Amended CSPA or (ii) the date as of which the Required Regulatory Approvals for their appointments to those Boards of Directors have been received; provided, however, that notwithstanding the foregoing, if 100% of the Purchased Shares are not Beneficially Owned by the Investor at the closing of its purchase of the Carpenter Common Shares pursuant to the Amended CSPA, then the number of individuals the Carpenter Funds shall be entitled to nominate to the respective Boards of Directors of the Bank Entities shall be determined pursuant to subparagraphs (i), (ii), (iii) and (iv) of Section 5(c) below. Effective upon the their appointment to the Board of Directors of the Company, each Investor Board Nominee will be eligible (but not required) to serve as a member of the respective committees of the Boards of Directors of each Bank Entity as determined by their respective Boards of Directors, provided that, such Carpenter Nominee satisfies the requirements under applicable laws, rules and regulations, including NASDAQ rules, with regard to the appointment of members and their service on such committees. Following the appointment of Carpenter Independent Director Nominee to the Board of Directors of the Company, he or she will be eligible to serve as a member of the respective Audit Committees of the Boards of Directors of the Bank Entities as determined by the Board of Directors of the Company.

(c) Effect of Changes in Beneficial Ownership on Director Appointment Rights. The respective Boards of Directors of the Company and each Bank Entity shall nominate the Carpenter Nominees and the Carpenter Independent Director Nominee, or any person designated by the Investor to serve in any Nominee’s place that meets the qualifications to be a Carpenter Nominee or a Carpenter Independent Director Nominee, as applicable, for election to the respective Boards of Directors of the Company and each Bank Entity for an additional one year term at each meeting of their respective shareholders at which directors are elected, until the earlier of (i) the Rights Termination Date applicable to this Section 5 as set forth above in this Agreement, or (ii) the Investor Beneficially Owns a lesser percentage of Purchased Shares as follows (the “Purchased Shares Percentages”):

(i) Subject in all cases to the limitations set forth in subparagraph (iv) of this Section 5(c) below, if the Investor Beneficially Owns (calculated without duplication) at least 78% of the Purchased

Shares (measured assuming that any Series B Shares comprising part of those Purchased Shares have been converted into shares of Company Common Stock), the Investor may designate three (3) Investor Director Nominees, one (1) of whom meets the qualifications to be a Carpenter Independent Director Nominee to become and serve as a member of the respective Boards of Directors of the Company and each Bank Entity;

(ii) Subject in all cases to the limitations set forth in subparagraph (iv) of this Section 5(c) below, if the Investor Beneficially Owns (calculated without duplication) at least 50% but less than 78% of the Purchased Shares (measured assuming that any Series B Shares comprising part of those Purchased Shares have been converted into shares of Company Common Stock), then the number of Investor Director Nominees who may be appointed or elected to and serve on the respective Boards of Directors of the Company and each Bank Entity shall be reduced to two (2), one (1) of whom meets the qualifications to be a Carpenter Independent Director Nominee;

(iii) Subject in all cases to the limitations set forth in subparagraph (iv) below, if the Investor Beneficially Owns (calculated without duplication) at least 25%, but less than 50%, of the Purchased Shares (measured assuming that any Series B Shares comprising part of those Purchased Shares have been converted into shares of Company Common Stock), then the number of Investor Director Nominees who may be appointed or elected to and serve on the respective Boards of Directors of the Company and each Bank Entity shall be reduced to one (1); and

(iv) Notwithstanding anything to the contrary that may be contained elsewhere in this Section 5 or in this Section 5(c), in no event shall the Investor be entitled to designate a number of individuals for appointment or election to the respective Boards of Directors of the Company and each Bank Entity which exceeds the product of: (i) the Investor’s then Ownership Percentage, and (ii) as applicable, the total number of directors on the respective Boards of Directors of the Company and each Bank Entity, provided that if such product is not a whole number, it shall be rounded up to the next whole number and provided, further, in no event shall this subparagraph (iv) entitle the Investor to designate a number of individuals for appointment or election to the respective Boards of Directors of the Company and each Bank Entity pursuant to this Section 5 which exceeds the number permitted by whichever of subparagraphs (i), (ii) or (iii) of this Section 5(c) is then applicable.

(d) Bylaw Amendment. The Board of Directors shall approve and the Company shall submit a proposal for a vote of the Company’s shareholders at its next annual shareholders meeting, which is currently scheduled to be held in May 2012, for approval of an amendment to the Company’s Bylaws to provide that the authorized number of directors shall be at least seven (7) and not more than thirteen (13), with the exact number of directors within that range to be determined by the Board (the “Bylaw Amendment”). The Company’s Board of Directors shall recommend to shareholders that they approve, and the Company will solicit proxies from shareholders for approval of that Bylaw Amendment. If the Company’s shareholders fail to approve the Bylaw Amendment at the next annual meeting of shareholders, then (i) the Company shall re-submit such Bylaw Amendment for approval of the Company’s shareholders at each annual shareholders meeting thereafter that is held prior to the Rights Termination Date, and (ii) pending the receipt of such approval from the Company’s shareholders, the Investor will be entitled to exercise and have Board Observation Rights set forth in Section 5(k) below.

(e) Filling of Vacancies in Investor Board Positions. If a Carpenter Independent Director Nominee or a Carpenter Nominee ceases, prior to the Rights Termination Date, to serve as a director of the Company and/or a Bank Entity, as the case may be, for any reason, the Company shall cause the vacancy or vacancies created thereby to be filled by appointment of an individual designated in writing by Investor, who is determined, in accordance with the provisions of Section 5(a) above, to qualify as a Carpenter Independent Director Nominee or a Carpenter Nominee, as the case may be.

(f) Failure of Investor Director Nominee to be Elected by Shareholders. If a Carpenter Independent Director Nominee or Carpenter Nominee is nominated by the Company for election to the Board of Directors of the Company pursuant to this Section 5, but fails to be elected by the Company’s shareholders, then, subject to the proviso set forth in Section 5(g) below and unless the Rights Termination Date has occurred, the Company shall, as soon as practicable thereafter, increase the size of such Board of Directors and appoint an individual (different from the individual who was not elected) who the Investor designates in writing and who (i) is determined, in accordance with the process set forth in Section 5(a) above, to qualify as a Carpenter Independent Director Nominee or a Carpenter Nominee, as the case may be, and (ii) has received the Required Regulatory Approvals to serve on the Board of Directors of the Company.

(g) Increases in Number of Directors. If an increase in the size of the Board of Directors is required to enable the Company to meet its obligations under this Section 5 and a corresponding increase is required in order to maintain an odd number of directors, then the Company and/or the Bank Entity shall make such corresponding increase and the respective Board of Directors shall appoint an individual to fill the vacancy created thereby; provided, however, that no increase in the size of the Board of Directors of the Company or of any Bank Entity shall be required if it would cause the size of the Company’s Board of Directors or any Bank Entity to exceed the maximum size permitted under the Company’s or such Bank Entity’s articles of incorporation or bylaws and, in such event, the Company and/or the Bank Entity, as the case may be, shall use its respective commercially reasonable efforts to obtain the approval of its shareholders of an amendment to its articles of incorporation or bylaws to increase the number of directorships necessary to appoint such Carpenter Independent Director Nominee or Carpenter Nominee or such additional director (as the case may be).

(h) Director Compensation. The Carpenter Nominees shall receive the same compensation, indemnification, insurance, advancement of expenses and other similar compensatory rights in connection with his or her role as a non-employee director as the other non-employee members of the Board of Directors, and the Carpenter Nominees shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee thereof, to the same extent as the other non-employee members of the Board of Directors. The Company shall notify the Carpenter Nominees(s) of all regular meetings and special meetings of the Board of Directors (and each written consent in lieu of a meeting) and of all regular and special meetings of any committee of the Board of Directors on which they serve (and each written consent in lieu of a meeting) to the same extent as other directors or committee members (as the case may be) are so notified. The Company and each Bank Entity shall provide the Carpenter Nominees with copies of all notices, minutes, consents, documents, information, presentations, data and other material that it provides to all other members of the Board of Directors concurrently as such materials are provided to the other members and shall provide other information as is reasonably requested.

(i) Limitation on Interim Changes in Authorized Number of Directors. Effective upon the Director Appointment Date and continuing until the Carpenter Nominees have been duly appointed to the Board of Directors of the Company pursuant to Section 5(a) above, the Company covenants that it will not, and its Board of Directors shall not, seek to have the shareholders of the Company consider an amendment to the Bylaws of the Company that would have the effect of increasing the maximum size of the Board of Directors to any number greater than thirteen (13).

(j) Possible Changes in Board Composition. Effective on the Director Appointment Date, the Company will cause that number of its incumbent directors required in order to accommodate the Company’s obligations arising under this Section 5 and its obligations under the corresponding provisions of the SBAV Investor Rights Agreement, to resign from the respective Boards of Directors of the Company and each Bank Entity. The Company and the Investor shall consult with each other regarding the respective resignations to ensure that the resulting board composition of the Company shall be appropriate and shall comply with the NASDAQ Marketplace Rules.

(k) Board Observation Rights. Until at least one of the Carpenter Nominees has been appointed to the respective Boards of Directors of the Company and each Bank Entity pursuant to Section 5(a) above, Investor may designate a representative, reasonably acceptable to the Company Board of Directors, who shall be invited by the Company and each such Bank Entity to attend, in a nonvoting observer capacity, all of their respective Board meetings and, at the option of such Investor’s representative, at each of the respective committees of the Boards of Directors of the Company and each Bank Entity for which such Investor’s representative qualifies and, in that capacity, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree, in writing, on terms reasonably acceptable to the Company and the Bank, to hold in confidence and trust, all information so provided or to which such representative will have access while attending any such Board or committee meetings and to not make any use of any such information except for the sole and exclusive benefit of the Company and the Bank Entities, to the same extent as if such representative was a member of the Boards of Directors of the Company and such Bank Entities; and provided, further, that the Company and each such Bank Entity reserves the right (which it will exercise reasonably) to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting (i) could adversely affect the attorney-client privilege between the Company and/or the Bank Entity and its counsel, (ii) could result in disclosure of trade secrets or competitively sensitive information or create a conflict of interest, (iii) would give the Investor representative access to, or could result in the disclosure to such representative or to the Investor or any of its affiliates, of any non-public personal customer information or any financial or other records or data of or in the possession of any Bank Entity pertaining to any customers or prospective customers of any such Bank Entity, including with respect to any past, present or future banking transactions between any Bank Entity and any such customer or prospective customer; or (iv) would give the Investor representative access to, or could result in the disclosure to such representative or his or her affiliates or to Investor or any of its affiliates, of or with respect to any communications (written or oral) from or to any federal or state banking authority or agency that has regulatory jurisdiction over the Company or any such Bank Entity if the disclosure thereof to the Investor representative or to Investor or any of its affiliates would violate federal or state laws or government regulations or any order, directive or instruction of any such bank regulatory authority or agency.

Section 6. Related Party Transactions. The approval of the independent directors of the Company shall be required for any proposed transaction, or a series of related transactions, involving more than one million dollars ($1,000,000), between the Company or the any Bank Entity and (i) any director or executive officer of the Company or any Bank Entity, (ii) any nominee for election as a director of the Company or any Bank Entity, (iii) any security holder who is known to the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities, or (iv) any Affiliate of or member of the immediate family of any of the foregoing persons (each a “Related Party Transaction”); provided, that no independent director who is not disinterested with respect to the transaction shall be entitled to vote on the approval of the transaction provided further that if the value of a Related Party Transaction exceeds five million ($5,000,000), the Company or the Bank Entity must first obtain a Fairness Opinion. Notwithstanding the foregoing, however, the foregoing requirement shall not apply to (x) any loan or extension of credit or any other banking transaction in the ordinary course of the Bank Entity’s business which complies with applicable banking laws and regulations, or (y) any transactions entered into by the Company or the Bank Entity prior to the date hereof.

Section 7. Termination of this Agreement. Notwithstanding anything to the contrary that may be contained elsewhere herein, this Agreement shall terminate on the earlier of (i) the termination of the Amended CSPA or (ii) the Rights Termination Date.

Section 8. Notices. Any notice or other communication under or pertaining to this Agreement must be in writing and will be deemed given and received when it is delivered in person, sent by facsimile or email (with proof of receipt at the facsimile number or email address to which it is required to be sent), or on the business day after the day on which it is delivered, with charges prepaid, to a major nationwide delivery service for overnight delivery, or on the third (3rd)business day after the day on which it is mailed by first class mail (postage prepaid) from within the United States, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

If to the Company:	With a copy to:

Pacific Mercantile Bancorp 949 South Coast Drive, Suite 300 Costa Mesa, California 92626 Attn. Raymond E. Dellerba Tel: (714) 438-2500 Fax: (714) 438-1076	Stradling Yocca Carlson & Rauth 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660 Attn: Ben A. Frydman, Tel: (949) 725-4000 Fax: (949) 725-4100

If to the Investor:	With a copy to:

Carpenter Funds 5 Park Plaza, Suite 950 Irvine CA, 92614 Attention: John Flemming	Robert Sjogren, Esq. Carpenter Funds 5 Park Plaza, Suite 950 Irvine, CA 92614

Any party may change its address for notice purposes by giving written notice of such new address, by one of the means set forth above in this Section 8, which change of address shall be effective on the tenth day following its deemed delivery as set forth above in this Section 8.

Section 9. Assignment. The provisions of Section 5 of this Agreement may not be assigned by the Investor without the prior written consent of the Company, which consent may be withheld by the Company in its sole discretion, and any purported assignment shall be null and void in the absence of such consent. The rights under

Sections 3 and 4 of this Agreement may be assigned (but only with all related obligations) by the Investor to a transferee of Purchased Shares that, together with its Affiliates, acquires more than 50% of Investor’s Purchased Shares measured assuming that the Purchased Shares have been converted into shares of Company Common Stock; provided that (a) prior to such transfer, the Company is furnished with written notice stating the name and address of such transferee and identifying the securities with respect to which such rights are being transferred, and (b) such transferee agrees in writing to be bound by and subject to the terms and conditions of this Agreement. Subject to the foregoing restriction on assignment, this Agreement will be binding upon, and will inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 10. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior written and prior or contemporaneous oral agreements and understandings between the parties with respect to the subject matter of this Agreement, including the Predecessor Rights Agreement, which is of no further force or effect.

Section 11. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles.

Section 12. Severability. If any provision of this Agreement or the application thereof to any person or circumstances is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby.

Section 13. Waiver. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive compliance by the other party with any of such other party’s obligations or covenants contained herein; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed by each of the parties to be bound thereby, but no such extension or waiver and no failure to insist on strict compliance by another party hereto with an obligation or covenant hereunder shall operate as a waiver of, or estoppel with respect to, any subsequent failure to comply with the same obligation or covenant or any failure to comply therewith by the party whose performance was waived.

Section 14. Other Investor Rights Agreements; Amendment.

(a) Other Investor Rights Agreements. On August 26, 2011, the Company entered into the SBAV Investor Rights Agreement which grants SBAV certain rights similar to the rights in this Agreement. Investor acknowledges and agrees that the Company may from time to time with the agreement of SBAV, amend any provision of the SBAV Investor Rights Agreement without the approval of Investor to (a) cure any ambiguity therein, (b) correct or supplement any provision contained therein that may be defective or inconsistent with any other provisions therein, or (c) shorten or lengthen any time period thereunder. The Company hereby agrees and acknowledges that except as set forth above, it will not agree to amend, alter or supplement the SBAV Investor Rights Agreement without the written consent of the Investor.

(b) Investor and the Company may from time to time amend any provision of this Agreement to (a) cure any ambiguity herein, (b) correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or (c) shorten any time period hereunder. The Company and Investor hereby agree and acknowledge that except as set forth above, they will not amend, alter or supplement this Agreement or make, directly or indirectly, any other agreement, whether written or oral, with SBAV or give any other rights or benefits to SBAV, relating to the terms or conditions of the transactions contemplated by the Series B Purchase Agreement and the Common Stock Purchase Agreement, on terms more favorable, in form or substance, than those offered in this Agreement without the written consent of SBAV. The Company also hereby acknowledges that it has not entered into any agreement, whether written or oral (other than the SBAV Investor Rights Agreement, the Series B Purchase Agreement, the Registration Rights Agreement and the SBAV fee reimbursement letter) regarding the rights or benefits of SBAV, relating to the terms or conditions of the transactions contemplated by the Series B Purchase Agreement and the Common Stock Purchase Agreement.

Section 15. Miscellaneous.

(a) Construction. For purposes of this Agreement:

(i) the word “or” will not be exclusive;

(ii) inclusion of items in a list will not be deemed to exclude other terms of similar import;

(iii) all parties will be considered to have drafted this Agreement together, with the benefit of counsel, and no provision will be strictly construed against any Person by reason of having drafted such provision;

(iv) the word “include” and its correlatives means including without limitation;

(v) terms that imply gender will include all genders;

(vi) defined terms will have their meanings in the plural and singular case;

(vii) the terms “hereof”, “herein”, “hereunder”, “hereto”, “hereafter” and “hereinafter” and any similar terms shall refer to this Agreement as a whole and not to the particular section, paragraph or clause where any such term appears unless the context clearly indicates otherwise;

(viii) unless otherwise expressly indicated, references to Sections and Exhibits in this Agreement are to the Sections of and Exhibits to this Agreement;

(ix) the Recitals to this Agreement are an integral part of this Agreement and shall be given full effect in connection with the interpretation and construction of this Agreement.

(x) the use of “will” as an auxiliary will not be deemed to be a mere prediction of future occurrences; and

(xi) the headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the interpretation or application of any of the terms or provisions of this Agreement.

(b) Counterparts. This Agreement may be executed in any number of separate counterparts, each of which executed counterparts, and any photocopies, facsimile copies or pdf copies of which, will be deemed to be an original, but all of which, when taken together, will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed, where applicable by their duly authorized representatives, as of the date first above written.

PACIFIC MERCANTILE BANCORP

By:	/s/ RAYMOND E. DELLERBA
Name:	Raymond E. Dellerba
Title:	President and CEO

CARPENTER COMMUNITY BANCFUND, L.P.; and
CARPENTER COMMUNITY BANCFUND-A, L.P.

By:	CARPENTER FUND MANAGER GP, LLC,their General Partner

By:	/s/ JOHN FLEMMING
Name:	John Flemming
Its:	Managing Member

[Signature Page to Carpenter Investor Rights Agreement]